Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos. 333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, 333-122424, 333-124471, 333-141491, 333-142584, 333-153598 and 333-156783-02) and (ii) Form S-8 (Nos. 333-56343 and 333-122168) of Kinder Morgan Energy Partners, L.P. of our report dated April 30, 2009 relating to the consolidated balance sheet of Kinder Morgan G.P., Inc., which appears in this Current Report on Form 8-K of Kinder Morgan Energy Partners, L.P. dated May 15, 2009.

PricewaterhouseCoopers LLP

Houston, Texas
May 15, 2009